Exhibit 10.11


                    CONSULTING AND NON-COMPETITION AGREEMENT
                    ----------------------------------------

            This CONSULTING AND NON-COMPETITION AGREEMENT ("Agreement") is made and entered into as of November 4, 2003, by and between Vishay Intertechnology, Inc., a Delaware corporation ("Vishay"), and Avi Eden, an individual (the "Consultant").

                              W I T N E S S E T H:


            WHEREAS, Consultant was a member of the Board of Directors, a Vice Chairman of the Board of Directors and an Executive Vice President of Vishay;

            WHEREAS, Vishay now desires to retain Consultant as a consultant to Vishay in such matters as shall from time to time hereafter be requested by Vishay, on the terms and conditions set forth herein;

            NOW, THEREFORE, Vishay and Consultant, each intending to be legally bound, hereby mutually covenant and agree as follows:

                                   ARTICLE I

                             Consultancy Engagement
                             ----------------------

            1.1 Engagement. Vishay hereby engages Consultant to provide such advice to, and perform such consultative services for, Vishay as the parties may mutually agree (collectively, the "Services"), subject to Consultant's reasonable availability. Without limiting the foregoing, Consultant shall (i) provide advice to Vishay with respect to mergers and acquisitions and environmental matters and (ii) make himself available as reasonably requested by Vishay to provide assistance to Vishay, including testimony, in any action or proceeding to which Vishay or any subsidiary is or may become a party.

            1.2 Term. The term of this Agreement shall commence on the date hereof (the "Commencement Date") and shall end on January 1, 2007 (the "Initial Term"). Thereafter, the term of this Agreement shall automatically be renewed for subsequent twelve (12) month periods, unless terminated by either party, by written notice to the other party, not less than thirty (30) days prior to the end of the then current term (each an "Additional Term," and, together with the Initial Term, the "Term"). This Agreement shall terminate upon Consultant's death or, if as a result of Consultant's permanent disability, Consultant is unable to perform the Services.

            1.3 Performance. During the Term, Consultant shall take such actions as are reasonably necessary to provide the Services consistent with his engagement as set forth in Section 1.1 hereof; provided, however, Consultant may engage in outside business activities so long as such activities would be permitted by Section 3.1.


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            1.4 Independent Contractor Status. Consultant shall perform the
Services under this Agreement as an independent contractor and not as an employee of Vishay. Except to the extent set forth in Article II hereof, Consultant shall not be entitled to social security, unemployment or other benefits made available to employees of Vishay.

                                   ARTICLE II

                                  Remuneration

            2.1 Consulting Fee.

            (a) From the Commencement Date until December 31, 2003, as consideration for Consultant's agreement to provide the Services pursuant to this Agreement, Vishay shall pay Consultant a consulting fee equal to the base salary (including benefits) that would have otherwise been payable to Consultant during such period had he remained an employee of Vishay.

            (b) Commencing January 1, 2004, and for the remainder of the Term, as consideration for Consultant's agreement to provide the Services pursuant to this Agreement, Vishay shall pay Consultant a consulting fee of $1,700 per day for any day (or a pro-rated portion thereof for any partial day) during which Consultant provides the Services, payable in accordance with Vishay's regular payroll practices; provided, however, that Vishay shall pay Consultant a minimum non-refundable fee of $100,000 per annum, such minimum fee to be payable in full on January 2 of each calendar year during the Term, to be credited towards the daily fee otherwise payable to Consultant during such calendar year under this
Section 2.1.

            2.2 Insurance. During the Term, Consultant and his spouse shall be entitled to participate in his current medical insurance plan. In the event Consultant and his spouse shall not be eligible for coverage under such plan pursuant to contractual terms with a third party insurance provider, Consultant and his spouse, at Consultant's option, may participate in any medical insurance plan available to Vishay's senior executives (including any self-insurance plan) or in any other medical insurance plan available to Vishay's United States employees generally, in each case for which Consultant is eligible, provided that Consultant's participation in such other plan is not more expensive to Vishay.

            2.3 Stock Options. Consultant shall be considered to be an Employee of Vishay until the end of the Term for purposes of all stock options heretofore granted or awarded to Consultant, whether vested or unvested, under Vishay's 1997 Stock Option Program, 1998 Stock Option Program or otherwise.

            2.4 Automobile Lease. Consultant shall be permitted to use the BMW automobile which Vishay has leased for Consultant's use, and Vishay shall pay or reimburse Consultant for all expenses related thereto, until the lease expires, at which time Consultant shall immediately return such automobile to Vishay.

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            2.5 Access to Facilities and Employees. During the Term, Consultant
may make use of Vishay's facilities and of the time and services of Vishay's employees, in each case as the Company shall determine.

            2.6 Reimbursement of Expenses. Vishay shall reimburse Consultant, for such reasonable and documented out-of-pocket expenses as may be incurred by Consultant during the Term in providing the Services; provided, however, that Consultant shall not be entitled to reimbursement of first class airfare.

            2.7 Indemnification. Consultant shall be indemnified by Vishay against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his then providing or having provided Services to Vishay hereunder; provided, however, that no indemnification shall be provided in respect of any matter as to which (i) Consultant shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in, or not opposed to, the best interests of Vishay, and with respect to any criminal action or proceeding, as to which Consultant had reasonable cause to believe that his conduct was unlawful or (ii) Consultant's action or inaction constituted gross negligence or willful misconduct. Such right of indemnification will not be deemed exclusive of any other rights to which Consultant may be entitled under Vishay's Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise. Vishay shall (upon receipt by Vishay of an undertaking by or on behalf of the Consultant to repay the expenses described in this Section 2.7 if it shall ultimately be determined that he is not entitled to be indemnified by Vishay against such expenses) pay reasonable expenses, including attorney's fees, incurred by Consultant in defending any threatened, pending or completed action, suit or proceeding or appearing as a witness at a time when he has not been named as a defendant or respondent with respect thereto in advance of the final disposition of any such action, suit or proceeding.

            2.8 Withholding Taxes. Vishay may withhold from all payments due to Consultant under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay is required to withhold therefrom.

                                  ARTICLE III

                              Restrictive Covenants

            3.1 Non-Competition. During the Term and for two years following the termination of this Agreement, Consultant shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director,

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employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as defined below); provided, however, that nothing in this Agreement shall prevent Consultant from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Consultant does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing Services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Consultant shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Consultant shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Consultant obtains the prior written consent of the Company, which consent shall not be unreasonably with held. As used in this Section 3.1, "Competing Business" means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary of Vishay is engaged in such activities on the Commencement Date.

            3.2 Non-Solicitation. During the Term and for two years following the termination of this Agreement, Consultant shall not, directly or indirectly solicit for employment, or recruit any person who at the relevant time is an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Consultant's own behalf or for the benefit of any third person or entity.

            3.3 Confidential Information. Consultant agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of providing the Services hereunder and for the benefit of Vishay, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Consultant during Consultant's prior employment by Vishay or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Consultant; (ii) becomes known to the public subsequent to disclosure to Consultant through no wrongful act of Consultant or any representative of Consultant; or (iii) Consultant is required to disclose by applicable law, regulation or legal process (provided that Consultant provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence,

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Consultant's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

            3.4 Non-Disparagement. Each of Consultant and Vishay (for purposes hereof, Vishay shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 3.4.

            3.5 Acknowledgements Respecting Restrictive Covenants.

            (a) Consultant has carefully read and considered the provisions of this Article III and, having done so, agrees that:

                (i) the restrictive covenants contained in this Article III, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Consultant's duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

                (ii) such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.

            (b) The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Article III and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this
Article III, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Article III. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Article III, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

            (c) In the event of a breach of any of the restrictive covenants contained in this Article III, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 3.5(b), shall be entitled to any other appropriate legal or equitable remedy.

            (d) If any of the restrictive covenants contained in this Article III are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

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            3.6 Consideration. Each of the covenants of this Article III is given by Consultant as part of the consideration for this Agreement and as an inducement to Vishay to enter into this Agreement and accept the obligations hereunder.

                                   ARTICLE IV

                                  Miscellaneous

            4.1 Survival. Notwithstanding anything to the contrary herein,
Section 2.6 ("Indemnification"), Article III ("Restrictive Covenants") and
Article IV ("Miscellaneous") of this Agreement shall survive termination of this Agreement for any reason whatsoever.

            4.2 Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be in writing and shall be sent either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, or (iii) by registered or certified mail, return receipt requested. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

            To Vishay:

                        Vishay Intertechnology, Inc.
                        63 Lincoln Highway
                        Malvern, Pennsylvania 19355
                        Attention:  Secretary
                        Facsimile No.: (610) 889-2161

            To Consultant:

                        Avi Eden
                        [Personal address omitted]

            4.3 Successors.

            (a) This Agreement is personal to Consultant and, without the prior written consent of Vishay, shall not be assignable by Consultant otherwise than
(i) to an affiliate of Consultant or (ii) by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant's heirs and legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

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            (c) Vishay shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Vishay expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vishay would have been required to perform if no such succession had taken place. As used in this Agreement, "Vishay" shall mean both Vishay as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

            4.4 Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of Vishay or Consultant in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay or Consultant of any such right or remedy shall preclude other or further exercise thereof.

            4.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            4.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to the principles of conflicts of law.

            4.7 Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

            4.8 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.


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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Consulting and Non-Competition Agreement as of the day and year first above written.

                              VISHAY INTERTECHNOLOGY, INC.


                              /s/ Felix Zandman
                              ---------------------------------
                              By: Felix Zandman
                              Title: Chairman of the Board and
                                     Chief Executive Officer


                              CONSULTANT:


                              /s/ Avi Eden
                              ---------------------------------
                              Avi Eden





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